Exhibit 99.1

For Immediate Release	Contact:
Brandi Simpson
Sr. Director, Investor Relations
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS UPDATES STATUS OF PREOS® NDA

Salt Lake City — March 29, 2006 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today provided the following update regarding the status of its new drug application (NDA) for PREOS® (parathyroid hormone [rDNA origin] for injection).

Since receiving an approvable letter from the U.S. Food and Drug Administration (FDA) for the PREOS NDA on March 9, 2006, NPS has been in communication with the FDA by telephone and in writing regarding the issues raised in the approvable letter. The FDA raised two issues in the approvable letter for PREOS: one related to the risk of hypercalcemia and the other related to the reliability and use of the injection device for the delivery of PREOS. The FDA has been responsive to the company’s communications and has scheduled a formal meeting with NPS for May 1, 2006 to discuss the hypercalcemia issue. NPS has submitted questions to the FDA in preparation for the May 1 meeting. A separate meeting is being scheduled to discuss the injection device. Prior to both meetings with the FDA, the company intends to submit an information package to the agency. The company expects these meetings will be the first in a series of meetings with the FDA.

Since NPS submitted the NDA for PREOS in May 2005, the company has analyzed different patient characteristics and various other factors from its pivotal Phase 3 TOP study regarding the occurrence of hypercalcemia and has gathered extensive data from these analyses. NPS intends to discuss the results of these analyses with the FDA.

With regard to the issues raised by the FDA related to the reliability and use of the injection device for the delivery of PREOS, NPS has performed a variety of tests, including those specified by the

International Organization for Standardization (ISO), which support the reliability of the device proposed for commercial use.

NPS believes that the analyses it is supplying to the FDA should form the basis for a Class 1 resubmission, which under the Prescription Drug User Fee Act would be considered a minor re-analysis and clarification of existing data and would commit the FDA to a two-month review period upon receipt of the completed resubmission. However, the company emphasizes that the FDA will determine whether the information NPS provides in response to the approvable letter will qualify as a Class 1 resubmission. The agency might also require a resubmission which would involve significant new data, including a new clinical trial, which would constitute a Class 2 resubmission.

About PREOS

PREOS is recombinant human parathyroid hormone (PTH). NPS has studied PREOS in a number of clinical settings to document its safety and effects on bone. The pivotal Phase 3 study, known as TOP (Treatment of Osteoporosis with PTH), was a multi-center, randomized, double-blind and placebo-controlled clinical trial designed to evaluate the potential of PTH to reduce the risk of first and subsequent vertebral fractures in post-menopausal women.

In the TOP study, PREOS demonstrated a statistically significant reduction in the risk of new vertebral fractures in women with and without pre-existing osteoporosis-related fractures. Results from the TOP study have been the foundation of both the E.U. and the U.S. marketing authorization applications.

About NPS Pharmaceuticals

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has one FDA-approved product, one product candidate undergoing regulatory review for approval to market in the U.S. and Europe, as well as other drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, www.npsp.com.

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: the FDA may determine that our resubmission for PREOS® is a Class 2 resubmission and we may be required to conduct additional clinical studies with PREOS® which would delay approval of the drug by the FDA; if we are required to conduct additional clinical studies with PREOS® data collected from those studies may not support FDA approval of the drug; the FDA may not accept our data for the injection device for use with PREOS® or ultimately approve the injection device which would delay approval of PREOS®; our product candidates may not prove to be safe or efficacious; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of March 29, 2006, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005.